Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-214712 on Form S-4 of AT&T Inc. of our report dated February 24, 2015, relating to the consolidated financial statements and consolidated financial statement schedule of DIRECTV and subsidiaries incorporated by reference in the Current Report on Form 8-K of AT&T Inc. filed on February 19, 2016 from the Annual Report on Form 10-K of DIRECTV for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California

December 23, 2016